UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 7, 2017

Eagle Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

7830 Old Georgetown Road, Third Floor, Bethesda, Maryland  20814

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  301.986.1800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 7,2017, the previously announced retirement of James H. Langmead, Executive Vice President and Chief Financial Officer of Eagle Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, EagleBank (the “Bank”), became effective.  Mr. Langmead will enter into a consulting arrangement with the Company in order to enable the Company to continue to benefit from his knowledge and experience.

On April 7, 2017, Charles D. Levingston, 37, succeeded Mr. Langmead as Chief Financial Officer of the Company and Bank.  Mr. Levingston previously served as the Bank’s Executive Vice President — Finance, since January 2012, and previously worked at The Federal Reserve Banks of Atlanta and Philadelphia as a commissioned Bank Examiner, and at PriceWaterhouseCoopers as a Manager in the Advisory practice. He has over 16 years of experience in the banking industry.

In connection with his promotion, on April 7, 2017, Mr. Levingston entered into an Employment Agreement (the “Agreement”) with EagleBank, pursuant to which he will serve as Executive Vice President and Chief Financial Officer of the Company and Bank.  The term of the Agreement expires August 31, 2019. During the term, Mr. Levingston will be entitled to a base salary at an annualized rate of $285,000.  Mr. Levingston is also entitled to participate in all health, welfare, benefit, stock, option and bonus plans, if any, generally available to all executive officers and employees of the Bank or the Company. If Mr. Levingston’s employment is terminated without cause for reasons other than death, disability or in connection with a change of control (as defined), he would be entitled to receive continued payment of health insurance premiums under COBRA for one year, subject to his compliance with the non-compete and non-disturbance provisions of the agreement. In the event of termination of Mr. Levingston’s employment without cause within 120 days before a change in control, or within 12 months after a change in control; the reduction in his compensation or position or responsibilities, then, subject to his timely signing and delivering to the Bank of a General Release and Waiver, (a) if his tenure as Chief Financial Officer is greater than three years as of the time of the change in control termination, he would be entitled to receive a lump sum payment equal to 0.99 times the sum of (i) his base salary at the highest rate in effect during the 12 months preceding termination, and (ii) cash bonuses (incentive plan and discretionary) paid to him in the most recent 12 months; and (b) if his tenure as Chief Financial Officer is greater than five years as of the time of the change in control termination, he would be entitled to receive a lump sum payment equal to 1.99 times the sum of (i) his base salary at the highest rate in effect during the 12 months preceding termination, and (ii) cash bonuses (incentive plan and discretionary) paid to him in the most recent 12 months.  Mr. Levingston would also receive three years continuation of life, health, long term care and other non-health insurances and benefits.  The aggregate payments due to Mr. Levingston would be subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as an “excess parachute payment.”

Mr. Levingston and the Bank also entered into a non-compete agreement.  The non-compete agreement provides that in the event of termination of Mr. Levingston’s employment by the Bank without “cause” as defined in the Agreement, including without limitation, in the event of a “change in control” as defined in the Agreement, or his resignation following a change in control as provided in the Agreement (collectively, “Separation”), and subject to his timely signing and delivering to the Bank (a) a General Release and Waiver and (b) a monthly certification regarding compliance with the confidentiality and non-competition provisions of the non-compete agreement and reporting other compensation, the Bank shall, for one (1) year following the date on which the release is executed and delivered to the Bank, continue to pay him, monthly in arrears, salary at the rate being paid as of the termination date, together with an additional amount equal to one-twelfth of the most recent annual cash bonus (incentive plan and discretionary), if any, for each month of the period during which he is in full compliance with the provisions of the agreement.

The non-compete agreement requires that for one year after Separation, Mr. Levingston will not, without express written consent of the Bank (except for services performed for or on behalf of the Bank and its affiliates), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) engage in employment or provide services to any person or entity in return for remuneration or a right to remuneration of any kind, including but not limited to current or deferred compensation, wages, salary, fees, benefits, tangible or intangible property or ownership rights or interests or other property rights, whether paid or conveyed to the officer or promised in the future by any person, business or other entity as a result of, or in exchange for, any work or services performed, or any intellectual property conveyed by him.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated as of April 7, 2017, between EagleBank and Charles D. Levingston

10.2	Non-Compete Agreement dated as of April 7, 2017, between EagleBank and Charles D. Levingston

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

	By:	/s/ Ronald D. Paul
Ronald D. Paul, President, Chief Executive Officer

Dated: April 11, 2017